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Master Renovations Associates, LLC

Master Renovations Associates, LLC is a company established for the purpose of acquiring and renovating condo units for resale



Invest as little as $99.

About

Market

Team

Discussion

Financials

Risks

Invest

About

We plan to provide affordable retirement housing by acquiring, renovating and selling condominiums in sought after areas within Broward and Palm Beach Counties, Florida. Profits are to be shared with our Members. Members may receive quarterly distributions of profits from condo sales if approved by the company's managers.

The Market

We believe there is currently a vast retirement housing opportunity in Florida, that will only be enhanced by a growing baby boomer client base. Finding affordable retirement housing close to a major city is difficult. Building new affordable housing close to downtown areas is almost impossible. Almost all redevelopment projects are focused on high end luxury housing.

Management believes that the Company's focus on renovating small size condos in well located areas will allow for the potential to serve a large customer base that is currently underserved by larger developers. We believe there has never been a better time to be in this business.

Visit one of our target communities »

Our Team

The Company's Managers have over 40 years of general contractor experience and community association management giving them the insight to off-market deals.



Jim Beeson
Managing Member

Jim has been in the construction/development industry his entire life since earning his engineering degree from Georgia Tech. Jim has extensive experience in acquiring existing condos and renovating the units to completely new condition. He has developed a program that allows buyers to select their interior finishes, similar to new custom home construction, at a much more competitive price.



Daniel Wielhouwer
Managing Member

Since 1982, Daniel Wielhouwer has been involved in South Florida's dynamic real estate market as a developer, realtor and community manager. In 1989, Mr. Wielhouwer founded Club & Community Corporation, a Boca Raton, Florida based company. His firm is responsible for concepts, marketing and selling membership programs for private clubs and resort communities throughout the United States, the Caribbean and Europe. Dan was the leader in developing the unique Club Membership Deposit Program at The Boca Raton Resort & Club that has now become the standard for membership programs. Since then, he has continued being a pioneer on the cutting edge of what works and doesn't work for the club and resort business and is known nationwide as the leading expert in club development, marketing and operations. The company has worked with premier clubs including Kiawah Island Club, PGA West, The Cloister at Sea Island, The Club at Savannah Harbor, Palmas Del Mar in Puerto Rico, Amelia Island Plantation, The American Club in Kohler, WI, The Doral Country Club in Miami, FL, The Pinehurst Country Club, Pinehurst, NC, The Sonoma Club, Sonoma, CA, Donald Trump's Mar Lago Club, Palm Beach, FL, Doonbeg Golf Club in Doonbeg, Ireland, P.G.A. National Resort & Club in Palm Beach, FL. and many more innovative programs which have raised over $2 Billion for Club & Community's clients.

Our success so far

We have been negotiating with sellers from several select communities to purchase condo units. In addition, we have agreements in place with various HOA (Homeowner Association) boards designating us as a qualified or preferred general contractor.

Learn more about Master Renovations Associates, LLC at
http://opensourcecap.com/?page_id=8592

Be a part of Master Renovations Associates, LLC

By investing in this company, you will have ownership in properties that might not have been available to you in the past. You will be able to visit our projects first hand, and you will have the opportunity to earn profit from the improvements we intend to make on each of the properties we purchase, renovate and sell. We may distribute the profits we earn each quarter if approved by the company's managers.

We intend to have this company be wholly owned by our community. Our current pre-money valuation is $5,000, which is the amount that management has invested into the company to date. At the end of this offering, the valuation will be the $5,000 management invested plus the amount of capital invested by you and the rest of the Netcapital investors.

This is an offering of Common Membership Units in Master Renovations Associates, LLC, which must raise at least $0 by May 24, 2017 at 4:00pm ET. If the offering doesn't reach its *target*, then your money will be refunded. The offering can issue additional securities to raise up to $0, its *maximum*.

$0 raised

$0 target $0 maximum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,550 shares × NaN per share
= $0 implied valuation

Financials

We plan to use $20,000 of the proceeds for working capital purposes. The remainder of the funds we raise, regardless of the amount, will be used to acquire, rehab and sell condos in Florida.

These financial statements have been reviewed by an independent Certified Public Accountant.

- Income statement
- Balance sheet
- Cash flow statement

Master Renovations Associates, LLC's SEC filings

- Offering Statement

This is the legal document filed with the SEC for a transaction that is exempt from registration under section 4(a)(6) of the Securities Act of 1933.

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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